EXHIBIT (11)

EATON VANCE MANAGEMENT The Eaton Vance Building 255 State Street Boston, MA 02109 Telephone: (617) 482-8260 Telecopy: (617) 338-8054

September 10, 2008

Eaton Vance Insured Municipal Bond Fund The Eaton Vance Building 255 State Street Boston, MA 02109 Ladies and Gentlemen:

     Eaton Vance Insured Municipal Bond Fund (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Agreement and Declaration of Trust dated July 2, 2002, as amended (the “Declaration of Trust”). This opinion is furnished in connection with the Registration by the Trust of common shares of beneficial interest, par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended, to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) filed as part of a registration statement on Form N-14 (File No. 333-152410) (the “Registration Statement”).

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees have authorized common shares of beneficial interest of $0.01 par value, and authorized one or more classes of shares, which classes may be divided into two or more series, and the number of shares of each series or class authorized is unlimited.

     Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of the Shares and the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1. All legal requirements have been complied with in the creation of the Trust, and the Declaration of Trust is legal and valid.

     2. The Shares, when issued and consideration therefore has been paid in accordance with the Agreement, will be legally issued, fully paid and nonassessable by the Trust.  In this regard, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

Eaton Vance Insured Municipal Bond Fund September 10, 2008 Page 2

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Christopher Sechler

Christopher Sechler, Esq.
Vice President